Exhibit 10.2

Dynegy Excise Tax Reimbursement Policy

Effective January 1, 2008, Dynegy Inc. and its participating subsidiaries and affiliated entities (collectively, the “Company”) have adopted this Policy to provide excise tax gross-up benefits for any of its employees at the level of Managing Director or above (a “Covered Individual”) who incur excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

In the event it is determined that any payment or distribution by the Company to a Covered Individual or for a Covered Individual’s benefit (a “Payment”) would be subject to the excise tax imposed by Code Section 4999, or the Covered Employee incurs any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties shall hereinafter collectively be referred to as the “Excise Tax”), the Company shall pay to such Covered Individual, in accordance with the terms and conditions of this Policy, an additional payment (a “Gross-up Payment”) in an amount such that after payment by such Covered Individual of all taxes (together with any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, such Covered Individual will retain an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. The Company shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Such Gross-up Payment shall be paid as soon as administratively feasible after the Company determines the amount of such payment, but in no event shall such payment be made after the last day of the calendar year following the calendar year in which such Covered Individual pays the Excise Tax; provided, however, the Company shall not be obligated to pay a Gross-up Payment to a Covered Individual until such Covered Individual signs and returns a letter to the Company, that will be provided to such Covered Individual by the Company, which will state that such Covered Individual agrees to be bound by the terms and conditions of this Policy.

Each Covered Individual shall notify the Company immediately in writing of any claim by the Internal Revenue Service, which if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company) within five (5) days of the receipt of such claim. The Company shall notify such Covered Individual in writing at least (5) days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, then such Covered Individual shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold such Covered Individual harmless, on an after-tax basis, for any Excise Tax imposed as a result of the Company’s action. Reimbursement for any such costs and expenses shall be made as soon as administratively feasible, but in no event after the last day of the calendar year following the calendar year in which such cost or expense is incurred. If, as a result of the Company’s action with respect to a claim, a Covered Individual receives a refund of any amount paid by the Company with respect to such claim, then such Covered Individual shall promptly pay such refund to the Company. If the Company fails to timely notify such Covered Individual whether it will contest such claim or the Company determines not to contest such claim then the Company shall immediately pay to such Covered Individual (but in no event after the last day of the calendar year following the calendar year in which such Covered Individual pays the additional amount) a Gross-up Payment, in accordance with the terms and conditions of this

Policy, for any portion of such claim which it has not previously paid to such Covered Individual.

Dynegy Inc. reserves the right to amend, modify, supplement or terminate, in whole or in part, any or all of the provisions of this Policy at any time prospectively or retroactively, for any reason, without notice or further obligation to any Covered Individual or any other person entitled to receive benefits under this Policy.

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